FORM 4

                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                      Washington, D.C.  20549

                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


                        Filed pursuant to Section 16(a) of the Securities
                    Exchange Act of 1934, Section 17(a) of the Public Utility
                       Holding Company Act of 1935 or Section 30(h) of the
                                  Investment Company Act of 1940


1. Name and Address
   of Reporting Person
   -------------------
    Henry G. Emery


2. Issuer Name and
   Ticker or Trading
   Symbol
   -------------------
   Miltope Group, Inc.
         (MILT)


3. I.R.S. Identification
   Number of Reporting
   Person, if an entity
   (voluntary)
   ---------------------

4. Statement for
   Month/Day/Year
   --------------
      3/26/03


5. If Amendment,
   Date of Original
   (Month/Day/Year)
   -------------------


6. Relationship of Reporting
   Person(s) to Issuer
   (Check all applicable)

       Director     10% Owner
   ---          ----
       Officer (give title below)
   ---
       X Other (specify title below
   ---
   --------------------------------
   Director of Operations (Insider)


7. Individual or Joint/Group Filing
   (Check Applicable Line)

    X  Form filed by One Reporting Person
  ----
       Form filed by More than One Reporting Person
  -----




 Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially
           Owned
 ==============================================================================


Title of Security - Common Stock - $.01 par value

Transaction Date - 3/26/03

Deemed Execution Date, if any - NA

Transaction Code - M

Securities Acquired (A) or Disposed of (D) - 6,000 (A) at $1.25

Amount of Securities Beneficially Owned Following Reported
Transaction(s) - 6,000

Ownership Form:  Direct (D) or Indirect (I) - D

Nature of Indirect Beneficial Ownership - NA

-------------------------------------------------------------------------------

Title of Security - Common Stock - $.01 par value


Transaction Date - 3/26/03

Deemed Execution Date, if any - NA

Transaction Code - S

Securities Acquired (A) or Disposed of (D) - 6,000 (D) at $4.10

Amount of Securities Beneficially Owned Following Reported
Transaction(s) - -0-

Ownership Form:  Direct (D) or Indirect (I) - NA

Nature of Indirect Beneficial Ownership - NA

-------------------------------------------------------------------------------

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities)
  =============================================================================

Title of Derivative Security - Stock Options

Conversion or Exercise Price of Derivative Security - $1.25

Transaction Date - 3/26/03

Deemed Execution Date, if any - NA

Transaction Code - M

Number of Derivative Securities Acquired (A) or Disposed of (D) - 6,000 (A)

Date Exercisable - 6/25/02

Expiration Date - 6/25/09

Title of Underlying Securities - Common Stock

Amount of Underlying Securities - 6,000

Price of Derivative Security - $4.10

Number of Derivative Securities Beneficially Owned
Following Reported Transaction(s) - 14,000

Ownership Form of Derivative Security
Direct (D) or Indirect (I) - D

Nature of Indirect Beneficial Ownership - NA